UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Infinity Augmented Reality, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	45 Broadway, 6th Floor New York, NY 10006	71-1013330
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

INFINITY AUGMENTED REALITY, INC. 2010 EQUITY INCENTIVE PLAN AND 2013 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Avrohom Oratz

45 Broadway, 6th Floor

New York, NY 10006

(Name and Address of Agent For Service)

(212) 201-4070

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, 0.00001 par value per share	40,000,000	$0.29	$11,600,000.00	$1,582.24

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also being registered such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of shares of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits effected without receipt of consideration.

(2)	This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purposes of determining the amount of the registration fee.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Infinity Augmented Reality, Inc., a Nevada corporation (formerly known as Absolute Life Solutions, Inc.; the “Registrant” or the “Company”), relating to the shares of the Company’s Common Stock, par value 0.00001 per share (the “Common Stock”), to be offered pursuant to the Company's 2010 Equity Incentive Plan and 2013 Equity Incentive Plan (the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant's Plans as specified by Rule 428 (b) (1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement on Form S-8 pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10 (a) of the Securities Act.

Item 2. Registrant Information and Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement on Form S-8 (which documents are incorporated by reference in this Section 10 (a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428 (b) or additional information about the Plans are available without charge by contacting:

Joshua Yifat, Plan Coordinator

45 Broadway, 6th Floor

New York, NY 10006

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (“Commission”) are hereby incorporated by reference into this Registration Statement:

1.	The Company’s latest annual report on Form 10-K filed on January 3, 2013, as amended by Form 10-K/A filed on January 4, 2013, that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

2.	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Form 10-K referred to in (1) above;

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

  Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant’s Exchange Act file number with the Commission is 000-53446.

Item 4.	Description of Securities.

The following description of the Company’s common stock does not purport to be complete and is subject to, and qualified in its entirety by, the Company’s certificate of incorporation, as amended, any filed certificates of designation its bylaws and by the provisions of applicable law.

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.00001 per share and 100,000,000 shares of preferred stock, par value $0.00001 per share. The Board has designated 60,000 shares of the preferred stock as the Series A Convertible Preferred Stock and 25,000 shares of the preferred stock as the Series B Convertible Preferred Stock.

Common Stock

a.       Voting Rights. Except as otherwise provided by law, each share of common stock shall entitle the holder thereof to one vote in any matter that is submitted to a vote of stockholders of the Company.

Except as otherwise required by law or as provided in the designations of any class or series of our Preferred Stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Our certificate of incorporation do not provide for cumulative voting in the election of directors.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

b.       Dividends. Subject to the express terms of any preferred stock outstanding from time to time, such dividend or distribution as may be determined by the board of directors of the Company (the “Board of Directors”) may from time to time be declared and paid or made upon the common stock out of any source at the time lawfully available for the payment of dividends, and all such dividends shall be shared equally by the holders of Common Stock on a per share basis.

c.        Liquidation. The holders of common stock shall be entitled to share ratably, upon any liquidation, dissolution or winding up of the affairs of the Company (voluntary or involuntary), all assets of the Company which are legally available for distribution, if any, remaining after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock of the preferential amounts, if any, to which they are entitled.

The Company has elected not to be governed by (a) the provisions of Chapters 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes (“NRS”) pertaining to acquisitions of controlling interest and (b) and the provisions of Chapters 78.411 to 78.444, inclusive, of the NRS pertaining to combinations with interested stockholders.

Dividends

The Company anticipates that all future earnings will be retained to finance future growth. The payment of dividends, if any, in the future to the Company’s common stockholders is within the discretion of the Board of Directors of the Company and will depend upon the Company’s earnings, its capital requirements and financial condition and other relevant factors. The holders of the Company’s preferred stock which have a preference in the Company’s dividends must receive such dividends before any dividends can be paid to the holders of the Company’s common stock. The Company has not paid a dividend on its common stock and does not anticipate paying any dividends on its common stock in the foreseeable future but instead intends to retain all earnings, if any, for use in the Company’s business operations, or to meet its obligations to the holders of its preferred stock having a preference in the Company’s dividends.

Transfer Agent and Registrar

The transfer agent for our common stock is VStock Transfer LLC. Our transfer agent’s address is 77 Spruce Street, Cedarhurst, New York 11516.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Nevada Revised Statutes (“NRS” or the “Nevada Statutes”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our Amended and Restated Articles of Incorporation, as amended to date (the “Articles”), provide for the elimination of liability of our directors and officers for monetary damages for their breach of fiduciary duty to the fullest extent provided by Nevada law. Also, our Articles provide that our directors and officers shall be indemnified by the Company against any liability to the fullest extent provided by law and the Board of Directors may adopt by-laws from time to time with respect to indemnification to provide at all time the fullest indemnification permitted by Nevada law. The Articles also provide that the Board of Directors may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company. The By-Laws of the Company, as currently in effect, have parallel provisions.

At present, there is no pending litigation or proceeding involving a director, officer or employee regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

The indemnification provisions in our Articles may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide the Company’s officers and directors with further indemnification, to the maximum extent permitted by the Nevada Law.

The foregoing summaries are necessarily subject to the complete text of the statute, the Company’s Amended and Restated Articles of Incorporation and Company’s By-Laws, respectively, each as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See exhibits listed under the Exhibit Index below.

Item 9.	Undertakings.

The Company hereby undertakes to file, during the period in which any offers or sales are being made, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act, and to reflect in such prospectus any material change in the information contained in this registration statement and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference to the prospectus and furnish pursuant to any meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized in New York, New York on May 9, 2013.

INFINITY AUGMENTED REALITY, INC.

By:	/s/ Avrohom Oratz
Name:	Avrohom Oratz
Title:	CEO and President, Director (Principal Executive Officer)

By:	/s/ Joshua Yifat
Name:	Joshua Yifat
Title:	Chief Financial Officer (Principal Accounting Officer)

POWER OF ATTORNEY

The undersigned directors and officers of Infinity Augmented Reality, Inc. do hereby constitute and appoint Avrohom Oratz, his true and lawful attorney-in-fact and agent, with full power of substitution, for him, and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments) to the Registration Statement, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the listed capacities on May 9, 2013:

Name	Title

/s/ Avrohom Oratz	Director
Avrohom Oratz

/s/ Moshe Hogeg	Director
Moshe Hogeg

/s/ Chaim Loeb	Director
Chaim Loeb

/s/ Abraham Lowy	Director
Abraham Lowy

/s/ Sy Stern	Director
Sy Stern

EXHIBIT INDEX

Exhibit No.

3.2(A)	Amended and Restated By-Laws (1)

3.3	Amended and Articles of Articles of Incorporation (2)

5.1	Opinion of Krieger & Prager LLP (4)

10.8	Absolute Life Solutions, Inc. 2010 Equity Incentive Plan (2)

10.18	Articles of Merger between Absolute Life Solutions, Inc. and Infinity Augmented Reality LLC (3)

10.19	Infinity Augmented Reality, Inc. 2013 Equity Incentive Plan (3)
23.1	Consent of Independent Public Accountants (4)

(1)	Filed as Exhibit to Registration Statement on Form SB-2 filed December 24, 2010 and incorporated herein by reference.

(2)	Filed as Exhibit to Form 10-Q filed July 15, 2010 and incorporated herein by reference.

(3)	Filed as Exhibit to the Form 10-Q filed April 22, 2013 and incorporated herein by reference.

(4)	Filed herewith.